    As filed with the Securities and Exchange Commission on November 13, 1997
                                                     Registration No. 33-70052-B

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       ON
                                    FORM S-3
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                           GUNTHER INTERNATIONAL, LTD.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                         (State or other jurisdiction of
                         incorporation or organization)

                                   51-0223195
                                (I.R.S. Employer
                             Identification Number)

                               ONE WINNENDEN ROAD
                           NORWICH, CONNECTICUT 06360
                                 (860) 823-1427
                        (Address, including zip code, and
                    telephone number, including area code, of
                    registrant's principal executive offices)

                            FREDERICK W. KOLLING III
                     VICE PRESIDENT, CHIEF FINANCIAL OFFICER
                                  AND TREASURER
                           GUNTHER INTERNATIONAL, LTD.
                               ONE WINNENDEN ROAD
                           NORWICH, CONNECTICUT 06360
                                 (860) 823-1427
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                                ----------------

                 COPIES OF ALL COMMUNICATIONS SHOULD BE SENT TO:

                           RICHARD S. SMITH, JR., ESQ.
                       MURTHA, CULLINA, RICHTER AND PINNEY
                        CITYPLACE I -- 185 ASYLUM STREET
                        HARTFORD, CONNECTICUT 06103-0197
                                 (860) 240-6000
                                ----------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effectiveness of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                ----------------

THE REGISTRANT HEREBY AMENDS THIS POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THIS POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(c) OF THE SECURITIES ACT OF 1933, MAY DETERMINE.

PROSPECTUS                       118,626 UNITS

                           GUNTHER INTERNATIONAL, LTD.

                        1,387,252 SHARES OF COMMON STOCK

     This Prospectus relates to the issuance and sale (the "Offering") of up to
(i) 1,150,000 shares of the common stock, par value $.001 ("Common Stock"), of Gunther International, Ltd., a Delaware corporation (the "Company"), reserved for issuance upon the exercise of callable Common Stock Purchase Warrants ("Public Warrants") issued by the Company in connection with its initial public offering consummated on December 20, 1993 together with the exercise of the over-allotment option consummated in January 1994 (the "Initial Public Offering"), (ii) 118,626 units of securities (the "Units") reserved for issuance upon the exercise of the Unit Purchase Warrants (the "Underwriters' Warrants") issued to JWCharles Securities, Inc. and Corporate Securities Group, Inc., the underwriters of the Initial Public Offering (the "Underwriters"), (iii) 118,626 shares of Common Stock reserved for issuance upon the exercise of the Underwriters' Warrants, and (iv) 118,626 shares of Common Stock reserved for issuance upon exercise of the warrants underlying the Units (the "Underwriters' Common Stock Purchase Warrants," or collectively with the Public Warrants, the "Warrants"). All of the shares of Common Stock that may be issued and sold by the Company as contemplated by this Prospectus are hereinafter referred to as the "Shares."

      The Shares are being offered for issuance and sale upon the terms and conditions set forth in the Warrants and the Underwriters' Warrants. Each Public Warrant entitles the registered holder to purchase from the Company one share of Common Stock at an exercise price of $6.00. The Public Warrants were to expire on December 20, 1997, however, the expiration date has been extended to December 20, 1998. The Company may call the Public Warrants upon not less than 30 days prior written notice at a price of $.05 per Warrant, but the Company will not do so unless the closing bid price of the Common Stock for 20 trading days within any 30 consecutive trading day period ending not more than 10 days prior to the notice of call equals or exceeds $8.25 per share. Any holder who does not exercise his Public Warrants prior to their expiration or call will forfeit the right to purchase the underlying shares of Common Stock. See "Risk Factors - Callable Warrants" and "Description of Securities - Warrants." Each Underwriters' Warrant entitles the registered holder to purchase from the Company one Unit, which consists of one share of Common Stock and one Underwriters' Common Stock Purchase Warrant. The Underwriters' Common Stock Purchase Warrants are non-callable, but are similar to the Public Warrants in all other respects. The Underwriters' Warrants are exercisable through December 20, 1998 at an exercise price of $6.32 per Unit, subject to adjustment pursuant to certain anti-dilution provisions contained in the Underwriters' Warrants. The Company's Common Stock is traded on the NASDAQ SmallCap Market under the symbol "SORT." The Company's Warrants are quoted on the OTC Bulletin Board under the symbol "SORTW." The last sale price per share of Common Stock as reported by NASDAQ on November 7, 1997 was $7-3/8. The last sale price per Warrant as reported by the OTC Bulletin Board on November 7, 1997 was $1-9/16. THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," ON PAGE 3.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                    Price to      Underwriting  Proceeds to
                                     Public       Discount      Company (1)
Public Warrants:
   Per Share ............        $       6.00      $  0.00      $      6.00
   Total ................        $  6,900,000      $  0.00      $ 6,900,000
Underwriters' Warrants:
   Per Unit .............        $       6.32      $  0.00      $      6.32
   Per Share(2) .........        $       6.00      $  0.00      $      6.00
   Total ................        $  1,461,472      $  0.00      $ 1,461,472

(1)  Before deducting expenses of the offering estimated to be $91,438.94.

(2)  Per non-callable Underwriters' Common Stock Purchase Warrant

               The date of this Prospectus is November ___, 1997.

      No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy by any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstance create any implication that the information contained herein is correct as of any date subsequent to the date hereof.


                              AVAILABLE INFORMATION

      The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements, information statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at Room 1400, 75 Park Place, New York, New York 10007 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60061. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates.

      The Company has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is hereby made to the Registration Statement and the documents filed as exhibits thereto. Statements contained in this Prospectus concerning the provisions of any documents are necessarily incomplete, and each such statement is qualified in its entirety by reference to the copies of such documents filed with the Commission.

      The Company's Common Stock is traded on the NASDAQ SmallCap Market under the symbol "SORT." The Company's Warrants are quoted on the OTC Bulletin Board under the symbol "SORTW."


                     INCORPORATION OF DOCUMENTS BY REFERENCE

      The following documents are incorporated herein by reference and made a part hereof:

      (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1997;

      (2) The Company's Quarterly Report on Form 10-QSB, as amended by Form 10-QSB/A dated November 7, 1997, for the fiscal quarter ended June 30, 1997;

and

      (3) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, dated December 1, 1993.

      Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      Any documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into the Prospectus and to be part hereof.

      The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference to the foregoing documents). Written or telephone requests should be directed to: Gunther International, Ltd., One Winnenden Road, Norwich, Connecticut 06360, Attn:
Corporate Secretary (Telephone:  (860) 823-1427).


                                   THE COMPANY


      The Company designs, develops, assembles, markets and services highspeed systems that automatically assemble printed documents, fold, staple or bind the documents and insert completed documents into appropriate envelopes for mailing or other distribution. The Company's systems are modular, incorporating equipment designed by the Company, or designed by other manufacturers but adapted by the Company and are driven by personal computers using software developed by, and proprietary to, the Company. Each Company product has been created in response to the electronic publishing revolution of the past decade, which has enabled businesses to create large quantities of documents through the use of non-impact laser printers on-site, at "in house" printing centers.

      The Company was incorporated in the State of Delaware on March 22, 1978. The Company's executive offices are located at One Winnenden Road, Norwich, Connecticut 06360, and its telephone number is (860) 823-1427.

                                  RISK FACTORS

      An investment in the shares of Common Stock and Warrants underlying the Units offered hereby involves a high degree of risk. Prospective investors, prior to making an investment decision, should consider carefully, in addition to the other information contained in this Prospectus (including the financial statements and notes thereto), the following factors.

NET LOSSES FROM OPERATIONS; NEGATIVE WORKING CAPITAL

      The Company sustained a net loss of $879,555 during the year ended March 31, 1996, and generated a net profit of $258,889 during the year ended March 31, 1997. For the Company's fiscal quarter ended June 30, 1997, the Company sustained a net loss of $227,580. The Company's ability to sustain profitable operations will depend on its ability to significantly expand its sales of products and control its expenses. At June 30, 1997, current liabilities exceeded current assets by $700,109, including approximately $740,481 of customer deposits which are reduced as customer orders are filled.

DELAY IN PAYMENT OF TRADE CREDITORS.

      In order to manage its working capital resources, the Company has in the past and is currently paying many of its trade creditors and service providers at rates slower than provided in their respective invoices or agreements. Failure to pay these trade creditors in a timely fashion has in the past adversely affected and in the future could adversely affect, the Company's relationships with these trade creditors or result in a default under its agreements with such trade creditors.

VOTING CONTROL BY HOLDERS OF SERIES B COMMON STOCK; VOTING AGREEMENT

      Until December 20, 1998, the holders of Series B Common Stock, voting separately as a class, will be entitled to elect that number of directors equal to one more than one-half the total number of directors comprising the full Board of Directors. All of the outstanding shares of Series B Common Stock are issued to Park Investment Partners, Inc. ("Park"), the sole stockholders of which are Harold S. Geneen and Gerald H. Newman. In addition, as of August 26, 1997, Park is the beneficial owner of approximately 33.9% of the issued and outstanding shares of Common Stock, and the holders of an additional 174,167 shares (approximately 4.2% of the issued and outstanding shares of Common Stock) are required by agreement with Park to vote for its nominees until June 1, 1998. Such agreement also requires the holders of such shares to offer them to the Company and, to the extent not purchased by the Company, to Park before selling them to a third party. As a result of its ownership of Series B Common Stock and Common Stock, Park will be able to elect a majority of the directors comprising of the full Board and exert significant influence over the outcome of all other matters requiring a stockholder vote, including the election of the entire Board of Directors, without the concurrence of any of the purchasers of securities in this transaction. The Series B Common Stock and other arrangements will allow Park to deter hostile takeovers and prevent changes in the control or management of the Company that it does not approve.

OTHER COMMITMENTS

      Under the terms of an agreement the Company entered into in connection with its restructuring, its original stockholders, including William H. Gunther III, an employee and the former President and Chief Executive Officer of the Company, William H. Gunther, Jr., a former director, and Joseph E. Lamborghini, an employee of the Company, are entitled to receive from the Company certain royalty payments. The amount of the payments are to equal (i) one percent of the Company's sales as shown on the Company's annual audited financial statements covering the period during which the right to royalty payments arises ("Company Sales"), and (ii) an additional one-half percent of Company Sales, so long as the payment of such additional amount does not reduce the Company's after-tax profits below 9% of Company Sales for the period for which the payment is to be made, subject, in certain events, to set-off for claims against such stockholders. The Company's obligation to pay royalties terminates upon the payment of royalties aggregating $12,000,000. Payments of royalties to the original stockholders are based on Company revenues and are not related to or contingent upon the Company attaining profitability or positive cash flow. As a result, such payments will adversely affect operating results and divert cash resources from use in the Company's business, possibly at times when the Company's liquidity and access to funding may be limited.

DEVELOPMENT AGREEMENT

      The Company has agreed to pay royalties equal to a percentage of the Company's systems sales to Connecticut Innovations, Inc., a specially chartered Connecticut corporation ("CII"), in consideration of a grant from CII to develop two products, the F-300 Fast Feeder and the ADP Check/Statement. Pursuant to this development agreement (the "Development Agreement"), the Company is required to pay CII a royalty equal to .67% (sixty-seven hundredths of a percent) of all systems sales of the Company up to an aggregate maximum of $775,000, of which $150,000 has already been credited, and provides for certain minimum annual royalty payments, payable quarterly, as follows:

       Calendar Year           Total Minimum Payments for the Year
       -------------           -----------------------------------

           1998                             $100,000

           1999                              100,000

           2000                              125,000

           2001                              125,000

           2002                              175,000
                                             -------
                                            $625,000
                                            ========

      If, during any quarter, the royalty computation does not exceed the minimum payment derived from the foregoing table, the minimum payment shall be made instead of the actual computed royalty amount. CII continues to have a security interest in all of the Company's patents, trademarks and other assets as collateral for the payment of the royalty obligations, but has agreed to subordinate its security interest (except for its security interest in patents and trademarks) in the event that the Company enters into a financing arrangement with an institutional lender. Total royalty expense for the year ended March 31, 1995 was $130,528. The Company recorded a net benefit of $89,816 for the year ended March 31, 1996, due to the forgiveness of prior royalties owed under a prior agreement. The Company recorded $37,500 as royalty expense for the year ended March 31, 1997.

DEPENDENCE ON SUPPLIERS, CONTRACT MANUFACTURERS AND SERVICE

      The Company does not manufacture all of the hardware components of its finishing systems and is dependent upon third parties to manufacture some components on a purchase order basis. The Company does not have written long-term arrangements with such contract manufacturers. Although the Company believes that several suppliers are available to manufacture such products, the termination of the Company's relationship with one or more of such contract manufacturers may result in a temporary interruption in the manufacture and assembly of the Company's systems.

      The Company also provides maintenance services to its customers, and during the fiscal year ended March 31, 1997, revenues from the provision of such services accounted for approximately 40% of the Company's revenues. The Company has used an independent company, DataCard Corporation ("DataCard"), to provide its maintenance obligations since 1987, except in cases where the customer specifies that maintenance must be performed by Company employees or the customer performs its own maintenance. In September 1992, the Company issued a note in the principal amount of $426,502 (of which $319,876 was outstanding at March 31, 1997) to DataCard as payment for services previously performed under its contract with the Company. Principal is payable in quarterly installments of $35,541, and will continue until June 1998. As of June 30, 1997, the Company owed DataCard approximately $319,876 for services rendered. If DataCard were unable to satisfactorily perform its obligations or if its relationship with the Company were otherwise terminated, it could adversely affect the Company's relationship with its customers and the Company's results of operations and financial condition.

DEVELOPING MARKET FOR THE COMPANY'S PRODUCTS

      The market for finishing systems, which first developed in the mid-1980's, is in the development stage, and market acceptance of and demand for these systems is subject to a high level of uncertainty. The Company's ultimate success will depend upon the rate at and the extent to which large corporations, banking and financial institutions, and governmental entities choose to automate and personalize their electronic publishing efforts or to replace existing equipment. While the Company has met with some success in marketing its systems to the insurance industry, governmental entities, health maintenance organizations and mutual funds, there can be no assurance that the Company will be successful in selling its systems to other businesses which may not have the same stringent requirements for the high levels of accuracy, confidentiality or personalization that the Company's systems are capable of providing.

COMPETITION

      The Company's principal competitors are Pitney-Bowes and Bell & Howell, each of which has substantially greater resources, financial and otherwise, than the Company. The Company believes that it competes effectively in sales to its existing customer base because of, among other things, the flexibility of its systems resulting from the application of its proprietary technology. However, there can be no assurance that the Company will have the resources to continue to compete effectively, market its systems to a greater customer base or be able to respond to technological changes.

DEPENDENCE ON PROPRIETARY TECHNOLOGY

      The Company's ability to compete effectively will depend, in part, on its ability to continue to develop its proprietary technology. The Company relies principally upon protective codes embedded in its software to protect its proprietary technology. The Company also relies on non-disclosure agreements with its employees, customers, consultants and strategic partners. There can be no assurance that such measures are adequate to protect the Company's proprietary technology. The Company's business could be adversely affected by increased competition in the event that any patent granted to it is adjudicated to be invalid or is inadequate in scope to protect the Company's operations, or if any of the Company's other arrangements related to technology are breached or violated. Although the Company believes that its products and technology do not infringe the proprietary rights of others, there can be no assurance that third parties will not assert infringement claims in the future or that such claims will not be successful.

UNCERTAINTY OF ADEQUATE CAPITAL FUNDING

      On June 4, 1996, the Company entered into a new line of credit arrangement with a bank which was used to refinance the Company's pre-existing line of credit. The new arrangement provides for two revolving loans totaling $2,250,000. The available borrowing under Facility A is in the amount of $1,750,000, and is fully cash-collateralized by assets provided by Mr. Harold S. Geneen, a stockholder and director of the Company. The arrangement was modified on March 21, 1997 to increase the line of credit available under Facility B to $500,000. Neither Mr. Geneen nor any other stockholder has made any commitment or is otherwise required to provide financing to the Company or to guarantee borrowings from other sources. There can be no assurance that the Company will be able to obtain financing from other sources if it is required, or that affiliates of the Company will provide financing or guarantees if financing from independent sources is not otherwise available.

PLEDGED ASSETS

      All of the Company's accounts receivable are pledged as collateral to secure outstanding bank loans to the Company. In the event of a default by the Company on its loan obligations, the bank could declare such indebtedness to be immediately due and payable and could foreclose on the Company's pledged assets, which could have a material adverse effect on the operations of the Company. Moreover, to the extent that the Company's assets serve as collateral to secure outstanding indebtedness, such assets will not be available to secure future indebtedness, which may adversely affect the Company's future borrowing ability.

      In connection with the Development Agreement with CII, and as partial consideration for loans made in connection therewith, the Company has assigned all of its existing and future patents, trademarks and other assets to CII as security for the Company's performance. The Company retains the exclusive right to make, have made, use and sell the inventions to which the patents apply.

KEY PERSONNEL

      The Company's success is dependent to a great extent upon the performance of management. The loss of the services of key management personnel could, under certain circumstances, have a material adverse effect on the Company.

PREFERRED STOCK AUTHORIZED FOR ISSUANCE

      The Company has available for issuance 500,000 shares of preferred stock. The Board of Directors is authorized, without stockholder approval, to issue such preferred stock in one or more series and to fix the voting powers and the designations, preferences and relative, participating, optional or other rights and restrictions thereof. Accordingly, the Company may issue a series of preferred stock in the future that will have preference over the Common Stock with respect to the payment of dividends, or upon the Company's liquidation, dissolution or winding up, have voting or conversion rights that could adversely affect the voting power and ownership percentage of the holders of Common Stock. The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could have the effect of delaying, deferring or preventing a change of control of the Company.

DIVIDEND POLICY

      The Company has never declared or paid a cash dividend on its Common Stock, and management expects that the Company's future earnings, if any, will be retained for expansion or development of the Company's business.

STATE BLUE SKY REGISTRATION REQUIRED TO EXERCISE WARRANTS

      Holders of the Warrants have the right to exercise the Warrants only if the underlying shares of Common Stock are qualified, registered or exempt for sale under applicable securities laws of the states in which the various holders of the Warrants reside. The Company cannot issue shares of Common Stock to holders of the Warrants in states where such shares are not qualified, registered or exempt. The Company has undertaken, however, to qualify or register such shares (or to secure an exemption for their issuance) in those states where the Offering was originally registered under the state securities laws.

CALLABLE WARRANTS

      The Public Warrants are subject to repurchase by the Company in certain circumstances. The Company's exercise of this right would force a holder of Public Warrants to exercise the Public Warrants and pay the exercise price at a time when it may be disadvantageous for the holder to do so, to sell the Public Warrants at the then-current market price when the holder might otherwise wish to hold the Public Warrants for possible additional appreciation, or to accept the repurchase price, which is likely to be substantially less than the market value of the Public Warrants in the event of a repurchase call. Holders who do not exercise their Public Warrants prior to a repurchase will forfeit their right to purchase the shares of Common Stock underlying the Public Warrants.

MAINTENANCE CRITERIA FOR NASDAQ SECURITIES; DISCLOSURE RELATING TO LOW-PRICE STOCKS.

      The National Association of Securities Dealers, Inc. ("NASD"), which administers NASDAQ, requires that, in order to continue to be included on the NASDAQ SmallCap Market, a company must maintain $2 million in total assets, a $200,000 market value of the public float and $1 million in total capital and surplus. In addition, continued inclusion requires two market-makers and a minimum bid price of $1.00 per share; provided, however, that if a company falls below such minimum bid price, it will remain eligible for continued inclusion in NASDAQ if the market value of the public float is at least $1 million and the company has $2 million in capital and surplus. The failure to meet these maintenance criteria in the future may result in the discontinuance of the inclusion of the Company's Common Stock on the NASDAQ SmallCap Market. In such event, trading, if any, in the Common Stock may then continue to be conducted in the non-NASDAQ over-the-counter market in what are commonly referred to as the "pink sheets." As a result of trading in the non-NASDAQ over-the-counter market, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock. In addition, sale of the Company's securities would be subject to a rule promulgated by the Commission that would impose various sales practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors, if the Company fails to meet certain criteria set forth in such rule. For these types of transactions, the broker-dealer must make a special suitability determination for the purchase and have received the purchaser's written consent to the transactions prior to sale. Consequently, the rule may have an adverse effect on the ability of broker-dealers to sell the Common Stock, which may affect the ability of purchasers in this Offering to sell the Common Stock in the secondary market.

      The Commission has adopted regulations which define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions including for securities authorized for quotation on the NASDAQ SmallCap Market. For any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure also has to be made about commissions payable to both the broker-dealer and the registered representative, and about current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

      The Company's shares of Common Stock offered hereby are not currently deemed to be "penny stock," on the basis that the Company's securities are listed on the NASDAQ SmallCap Market. However, no assurance can be given that the Company's Common Stock will continue to be listed on the NASDAQ SmallCap Market. If the Company's Common Stock should in the future be delisted from NASDAQ and if it should fall within the Commission's definition of a "penny stock," the trading market for the Common Stock could be materially adversely affected.

EXERCISE OF UNDERWRITERS' WARRANTS

      In connection with the Initial Public Offering, the Company sold the Underwriters' Warrants to the Underwriters for nominal consideration. The Underwriters' Warrants are presently exercisable, and shall be until December 20, 1998, at a purchase price of $6.32 per Unit (126% of the original public offering price of the Units), subject to adjustment. The Underwriters' Warrants may have certain dilutive effects because the holders thereof will be given the opportunity to profit from a rise in the market price of the underlying shares with a resulting dilution in the interest of the Company's other stockholders. The terms on which the Company could obtain additional capital during the life of the Underwriters' Warrants may be adversely affected because the holders of the Underwriters' Warrants might be expected to exercise them at a time when the Company would otherwise be able to obtain comparable additional capital in a new offering of securities at a price per share greater than the exercise price of the Underwriters' Warrants.

POSSIBLE VOLATILITY OF SECURITIES PRICES

      There can be no assurance that a regular trading market will develop (or be sustained, if developed) for any or all of the securities at any point in the future, or that purchasers will be able to resell their securities or otherwise liquidate their investment without considerable delay, if at all. There can be no assurance that the market price of the Company's securities will not be volatile as a result of a number of factors, including the Company's financial results or various matters affecting the stock market generally.


                                 USE OF PROCEEDS

      The proceeds to the Company from the Offering, assuming exercise of all of the Underwriters' Warrants, Public Warrants and Common Stock Purchase Warrants, is estimated to be approximately $8,361,472. The Company intends to use the proceeds of this offering for general corporate purposes. The
Company may be required to seek additional financing at some point in the future. There can be no assurance that such additional financing will be available, or if available, that it can be obtained on terms which management deems reasonable.

                                 DIVIDEND POLICY

      The Company has never declared or paid a cash dividend on its Common Stock, and management expects that the Company's future earnings, if any, will be retained for expansion or development of the Company's business.


                            DESCRIPTION OF SECURITIES

GENERAL

      The Company is authorized to issue 16,000,000 shares of Common Stock, $.001 par value per share; 500 shares of Series B Common Stock, $.001 par value per share ("Series B Common Stock"); 500 shares of Class B Senior Preferred Stock, $.001 par value per share (the "Class B Preferred Stock") and 500,000 shares of Preferred Stock, $.001 par value per share. As of the date hereof, there are issued and outstanding 4,283,269 shares of Common Stock and 500 shares of the Series B Common Stock. All of the shares of the Series B Common Stock are owned by Park.

      The following summary is qualified in its entirety by reference to the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") and the Company's By-Laws (the "By-Laws"), copies of each having previously been filed with the Commission.

COMMON STOCK

      Each holder of Common Stock is entitled to cast one vote, either in person or by proxy, for each share owned of record on all matters submitted to a vote of stockholders, including the election of directors. Until December 20, 1998, the holders of Common Stock, voting separately as a class, will be entitled to elect that number of directors equal to one less than one half of the total number of directors comprising the Board of Directors (subject to the rights, if any, of holders of shares of Preferred Stock that the Company may issue, from time to time, to elect separately a class of directors, which will reduce the number of directors to be elected by holders of Common Stock). The holders of shares do not possess cumulative voting rights, which means that the holders of more than 50% of the outstanding shares voting for the election of the class of directors to be elected by the Common Stock can elect all of such directors, and, in such event, the holders of the remaining shares will be unable to elect any of the Company's directors.

      Holders of outstanding shares of Common Stock are entitled to share ratably in such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of the Company, each outstanding share of Common Stock will be entitled to share equally in the assets of the Company legally available for distribution to stockholders after the payment of all debts and other liabilities, subject to any superior rights of the holders of any outstanding shares of Preferred Stock. See "Dividend Policy."

      Holders of the shares of Common Stock have no preemptive rights. There are no conversion or subscription rights, and shares are not subject to redemption. All of the outstanding shares of Common Stock are, and the shares included in the Units and underlying the Warrants included in the Units will be, when issued and paid for in accordance with the terms thereof, duly issued, fully paid and nonassessable.

SERIES B COMMON STOCK

      Until December 20, 1998, the holders of Series B Common Stock, voting separately as a class, are entitled to elect that number of directors equal to one more than one-half the total number of directors comprising the Board. All of the shares of Series B Common Stock are owned by Park, the sole stockholders of which are Harold S. Geneen and Gerald H. Newman. The shares of Series B Common Stock vote together with the Common Stock on all other matters and are entitled to one vote per share, except to any matters proposed for stockholder approval to amend, modify or terminate the voting rights of Series B Common Stock or to create any other class or series of Capital Stock with preferential, senior or superior voting rights, all of which will require approval of a majority of the outstanding Series B Common Stock voting separately as a class.

      Holders of Series B Common Stock will not be entitled to receive any dividends. Upon the liquidation, dissolution or winding up of the Company, each outstanding share of Series B Common Stock will be entitled to receive the amount of $.001 per share from the assets legally available for distribution to stockholders after the payment of all debts and other liabilities, subject to any superior rights of any outstanding shares of Preferred Stock, on an equal basis with the shares of Common Stock. Holders of Series B Common Stock will not have any preemptive rights. Each outstanding share of Series B Common Stock will be converted into one share of Common Stock on January 1, 1999, or prior to January 1, 1999, (i) at the option of the holder, (ii) in the event of the transfer of the shares other than to Mr. Geneen or Mr. Newman or (iii) in the event more than 50% of the outstanding voting securities of Park no longer is owned by Mr. Geneen and Newman, or either of them, or a partnership, trust or corporation of which they are the sole partners, beneficiaries or stockholders.

PREFERRED STOCK

      The Preferred Stock may be issued, from time to time, in one or more series, and the Board of Directors, without further approval of the stockholders, is authorized to amend the Certificate of Incorporation to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each such series of Preferred Stock. The Board of Directors, without obtaining stockholder approval, may issue shares of the Preferred Stock with voting or conversion rights that could adversely affect the voting power of the holders of Common Stock. The issuance of shares of Preferred Stock could be utilized, under certain circumstances, in an attempt to prevent an acquisition of the Company. The Company has no present intention to issue any shares of Preferred Stock.

WARRANTS

      The Public Warrants were issued in registered form pursuant to an agreement, dated December 20, 1993, (the "Warrant Agreement"), between the Company and American Stock Transfer & Trust Company, as Warrant Agent (the "Warrant Agent"). The Warrant Agreement was amended as of October 31, 1997 to extend the expiration date of the Public Warrants from December 20, 1997 to December 20, 1998. The following discussion of certain terms and provisions of the Warrants is qualified in its entirety by reference to the Warrant Agreement. A form of the certificate representing the Warrants and a form of the Warrant Agreement have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

      Each of the Warrants entitles the registered holder to purchase one share of Common Stock. The Warrants are exercisable at a price of $6.00 (120% of the public offering price per share of Common Stock included in the Units, with no value being attributable to the Warrants) subject to certain adjustments. The Warrants are entitled to the benefit of adjustments in their exercise prices and in the number of shares of Common Stock or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation, or merger.

      The Warrants are presently exercisable and shall remain exercisable until December 20, 1998. After the expiration date, Warrant holders shall have no further rights. Warrants may be exercised by surrendering the certificate evidencing such Warrant, with the form of election to purchase on the reverse side of such certificate properly completed and executed, together with payment of the exercise price and any transfer tax, to the Warrant Agent. If less than all of the Warrants evidenced by a warrant certificate are exercised, a new certificate will be issued for the remaining number of Warrants. Payment of the exercise price may be made by cash, bank draft, or official bank or certified check equal to the exercise price.

      Warrant holders do not have any voting or any other rights as stockholders of the Company. The Company has the right to call the Public Warrants for repurchase, at a price of $.05 per Public Warrant, by written notice to the registered holders thereof, mailed 30 days prior to the repurchase date. However, the Company will not exercise this right unless the closing bid price for the Common Stock for 20 trading days during a 30 consecutive trading day period ending not more than 10 days prior to the date that the notice of repurchase is given, equals or exceeds $8.25. Any such repurchase shall be for all outstanding Public Warrants. If the Company exercises its right to call Public Warrants for repurchase, such Public Warrants may still be exercised until the close of business on the day immediately preceding the date fixed for repurchase. If any Public Warrant called for repurchase is not exercised by such time, it will cease to be exercisable and the holder thereof will be entitled only to the repurchase price. Notice of repurchase will be mailed to all holders of Public Warrants of record at least thirty (30) days, but not more than sixty
(60) days, before the repurchase date.

      In order for the holder to exercise a Warrant, there must be an effective registration statement, with a current prospectus, on file with the Commission covering the shares of Common Stock underlying the Warrant, and the issuance of such shares to the holder must be registered, qualified, or exempt under the laws of the state in which the holder resides. If required, the Company will file a new registration statement with the Commission with respect to the securities underlying the Warrants prior to the exercise of such Warrants and will deliver a prospectus with respect to such securities to all holders thereof as required by Section 10(a)(3) of the Act. See "Risk Factors-Necessity to Maintain Current Prospectus" and "State Blue Sky Registration Required to Exercise the Warrants."

TRANSFER AGENT AND WARRANT AGENT

      The transfer agent for the Common Stock and the Warrant Agent for the Warrants is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                              PLAN OF DISTRIBUTION

      The 1,387,252 shares of Common Stock being offered hereby will be issued by or on behalf of the Company directly to, or pursuant to appropriate instructions from, the registered holders of the Warrants and the Underwriters' Warrants upon the exercise of their corresponding rights.

      Each Warrant entitles the registered holder to purchase from the Company one share of Common Stock at an exercise price of $6.00. The Public Warrants are exercisable through December 20, 1998. The Underwriters' Warrants entitle them to purchase from the Company 118,626 Units at an exercise price of $6.32 per unit (126% of the public offering price), subject to adjustment. The Underwriters' Warrants are exercisable through December 20, 1998.

      The transfer agent for the Common Stock and the Warrant Agent for the Warrants is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005. The Warrants may be exercised by surrendering the certificate evidencing such Warrant, with the form of election to purchase on the reverse side of such certificate properly completed and executed, together with payment of the exercise price and any transfer tax, to the Warrant Agent. If less than all of the Warrants evidenced by a warrant certificate are exercised, a new certificate will be issued for the remaining number of Warrants. Payment of the exercise price may be made by cash, bank draft, or official bank or certified check equal to the exercise price.

      The Underwriters' Warrants may be exercised in whole or in part upon surrender, in person or by mail, to the Company at its principal executive offices (currently located at One Winnenden Road, Norwich, Connecticut 06360) of
(i) a completed Exercise Agreement, the form of which is attached as Exhibit I to the Form of Underwriters' Warrant, filed hereto, (ii) the certificate or certificates evidencing the Underwriters' Warrants to be exercised with the form of election to purchase on the reverse thereof duly filled in and signed, and upon payment of the exercise price for the Units to be issued upon the exercise of the Underwriters' Warrant(s) evidenced by such certificate(s) and (iii) a certified check or other certified funds payable to the Company in an amount equal to the product of $6.32 multiplied by the number of Units being purchased upon such exercise.

      On December 20, 1993, the Company and the Underwriters entered into an underwriting agreement (the "Underwriting Agreement"), certain provisions of which are still in effect as of the date hereof, which provides that the Company will indemnify and hold harmless each Underwriter and each person who controls any Underwriter within the meaning of the Securities Act, from and against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act, or other federal or state statutory law or regulation, insofar as such losses arise out of or are based upon (i) any untrue statement or alleged untrue statement made by the Company in the Underwriting Agreement, (ii) any untrue statement or alleged untrue statement of a material fact contained in this registration statement and prospectus, or (iii) the omission or alleged omission to state in this registration statement and prospectus a material fact required to be stated herein or necessary to make the statements made herein not misleading. The Company agrees to reimburse such indemnified parties for legal or other expenses reasonably incurred in connection with investigating or defending against any loss, claim, damage, liability or action. Pursuant to the Underwriting Agreement, the Company is not liable to the extent that any loss is based upon any untrue statement or alleged untrue statement or omission or alleged omission made herein was based on information provided to the Company by the indemnified parties, nor is the Company liable for losses if a copy of this prospectus was not delivered to the person bringing action against the indemnified party prior to the written confirmation of the sale of the security to such person.

      UNLESS EXTENDED BY THE COMPANY AT ITS DISCRETION, THE WARRANTS WILL EXPIRE ON DECEMBER 20, 1998. IN THE EVENT A HOLDER OF WARRANTS FAILS TO EXERCISE THE WARRANTS PRIOR TO THEIR EXPIRATION, THE WARRANTS WILL EXPIRE AND THE HOLDER THEREOF WILL HAVE NO FURTHER RIGHTS WITH RESPECT TO THE WARRANTS.

                                     EXPERTS

      The financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-KSB for the year ended March 31, 1997 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The estimated expenses in connection with the offering, other than underwriting discounts and commissions, all of which will be borne by the Company are as follows:

                                                    Expenses
                                                    --------
SEC Registration Fee ...................        $    5,018.90(1)
NASD Filing Fee ........................             3,420.04(1)
Transfer Agent and Registrant Fees .....             2,500.00(1)
Printing and Engraving .................            15,000.00(2)
Legal Fees and Expenses ................            15,000.00(2)
Accounting Fees ........................             8,000.00(2)
Blue Sky Qualification Fees and Expenses            40,000.00(1)
Miscellaneous ..........................             2,500.00(2)
      Total ............................        $   91,438.94
                                                =============

      (1)   Previously paid
      (2)   Estimated


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Restated Certificate of Incorporation of the Company provides that the Company shall indemnify to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") any person whom it may indemnify thereunder. Additionally, The Certificate of Incorporation of the Company provides for the limitation to the extent permitted by the Delaware Law of personal liability of directors to the Company and its stockholders for monetary damages for breach of fiduciary duty as directors of the Company.

      Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

      The following exhibits are filed or incorporated by reference into this registration statement:

      1     Form of Underwriting Agreement.*
      4(a)  Form of Warrant Agreement.*
      4(b)  First Amendment Agreement
      4(c)  Form of Underwriters' Warrants.*
      4(d)  Form of Common Stock Certificate.*
      4(e)  Form of Warrant.*
      4(f)  Restated Certificate of Incorporation of the Company previously filed as Exhibit 3(i)(a).*
      4(g)  Certificate of Amendment of Restated Certificate of Incorporation of
            the Company previously filed as Exhibit 3(i)(b).*
      4(h)  Form of Certificate of Amendment of Restated Certificate of
            Incorporation previously filed as Exhibit 3(i)(c).*
      4(i)  By-Laws of the Company, as amended, previously filed as Exhibit
            3(ii).*
      5     Opinion of Reid & Priest.*
      23(a) Consent of Arthur Andersen LLP
      23(b) Consent of Reid & Priest included as Exhibit "5".*
      24    Power of Attorney.

      *  Previously filed.


ITEM 17.  UNDERTAKINGS.

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clause (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by clause (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15 of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registration pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

      (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Norwich, State of Connecticut on this 13th day of November, 1997.

                                    GUNTHER INTERNATIONAL, INC.
                                    (Registrant)


                                    By: /s/ Frederick W. Kolling III
                                        ____________________________
                                    Frederick W. Kolling III
                                    Vice President, Chief Financial Officer,
                                    Treasurer and Secretary
                                    (On behalf of the Registrant and as
                                    Principal Financial and Accounting Officer)


      Pursuant to the Requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 13th day of November, 1997.


              SIGNATURE                                  TITLE

__________________________________     Vice President, Chief Financial Officer
      Frederick W. Kolling III     (Principal Financial and Accounting Officer),
                                           Treasurer, Secretary and Director

          /s/ Guy W. Fiske*                            Director
__________________________________
            Guy W. Fiske*

        /s/ Harold S. Geneen*                          Director
__________________________________
          Harold S. Geneen

       /s/ J. Kenneth Hickman*                         Director
__________________________________
         J. Kenneth Hickman

         /s/ Alan W. Morton*            Vice President, Chief Operating Officer
__________________________________                    and Director
           Alan W. Morton

        /s/ Gerald H. Newman*                          Director
__________________________________
          Gerald H. Newman

        /s/ James H. Whitney*             Chief Executive Officer (Principal
__________________________________           Executive Officer), President
          James H. Whitney                           and Director

                *By

    /s/ Frederick W. Kolling III
__________________________________
      Frederick W. Kolling III
          Attorney-in-Fact